Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 24, 2019, (October 23, 2019, as to Note 16 – Net Income (Loss) Per Common Share) relating to the consolidated financial statements of Albertsons Companies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boise, Idaho

March 6, 2020